UNITED STATES

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Landstar System, Inc.

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Date Landstar System, Inc. Supplemental Proxy Filing April 20, 2026

Introduction to Supplemental Disclosure Our Proxy Statement for our 2026 Annual Meeting of Stockholders was filed with the SEC on March 23, 2026. We are providing additional information for our stockholders to consider when determining how to vote with respect to: Proposal Number One - Election of Directors and Proposal Number Three - Advisory Vote to Approve Executive Compensation. Based on feedback we received from our stockholders as well as the proxy advisory firms with whom we have had substantive engagement over the past year, we are providing additional details on the February 2024 sign-on pay arrangement between Landstar and our President and CEO Frank A. Lonegro for stockholders to consider prior to the vote. Our Board strongly believes the hiring of Mr. Lonegro was an important step in the strategic development of this company. Mr. Lonegro is the fourth CEO of Landstar since our IPO in 1993 and the first CEO to be hired from outside of the organization. With this new CEO hire, our focus was the alignment of Mr. Lonegro’s pay outcomes with meaningful long-term total shareholder value creation and retention. The previously disclosed 2024 TSR-based long-term outperformance award was utilized to recruit Mr. Lonegro, and its magnitude was balanced with rigorous performance objectives over a long-term period.

Executive Summary Stockholder Feedback and Our Responsiveness Amount of the CEO TSR Long-Term Outperformance Award Our Compensation Committee took the result of our disappointing 2025 “Say-on-Pay” vote seriously and demonstrated responsiveness by proactively reaching out to investors holding ~68% of our outstanding shares and engaging with every investor who accepted our request, totaling 40% of outstanding shares Among the stockholders that we spoke to who voted against our 2025 Say on Pay proposal, the primary issue raised was the amount of our CEO’s 2024 TSR-based long-term outperformance award, not its performance-based, long-term structure Stockholders also asked us to enhance (i) clarity and transparency around our incentive programs and (ii) disclosure regarding the process to identify and hire our CEO – we responded on both points by meaningfully enhancing our 2026 proxy disclosures To demonstrate responsiveness and to align with the Compensation Committee’s original intent, we commit to no future off-cycle, special equity awards for the remainder of Mr. Lonegro’s tenure as President & CEO Award designed to create a win/win dynamic where CEO only realizes value after creation of significant stockholder value The award requires at least six years of 9% annualized TSR growth versus the share price measured at grant, which equates to an ending share price ($316.54/share) well above our all-time high (i.e., at least $4.6B in incremental shareholder value creation) Given the long-term nature of the award (6-10 years), the annualized amount of the $10 million award is between $1 - $1.67 million The current (real) award value to our CEO is zero, given the rigorous goals set by our Compensation Committee have not yet been attained

CEO TSR Long-Term Outperformance Grant – All or Nothing Award Tied to TSR Goals Key Award Features: No units vest if Landstar’s stock price does not achieve sustained 9% compound annual growth over a 6- to 10-year performance period, representing minimum share price achievement > 50% above all-time highs Award is all or nothing (i.e., no upside leverage and no downside protection) and can vest only once The longer it takes to achieve the award’s performance objective, the greater the amount of stockholder value creation required for award vesting Landstar Stock Price TSR Goals vs. Historical Landstar Stock Price At Year 6 (2030): $316.54 Landstar Stock Price $0 Price at grant: $188.74 At Year 7 (2031): $345.02 At Year 8 (2032): $376.08 At Year 9 (2033): $409.92 At Year 10 (2034): $446.82 Price as of 4/17/2026: $172.87 Landstar all-time high stock price: $208.62 Key Takeaway For the grant to be earned, our stock price must be at least $316.54/share by 2030, exceeding our all-time high stock price by 52%. No award payout for stock price below $316.54

Key Takeaway Award creates a win/win dynamic - CEO only realizes value after significant stockholder value creation (i.e., at least a $4.6B increase to market cap by year 6 is required to vest in year 6). $4.6B incremental value to shareholders if 9% CAGR goal achieved in year 6 $9.2B incremental value to stockholders if 9% CAGR goal achieved in year 10 CEO TSR Long-Term Outperformance Grant – Stockholders Win First 2024 represents the grant date fair market value per share of the award; subsequent years represent illustrative 9% annualized growth at constant share count Performance measurement period $316.54 LSTR Stock Price Market Cap ($M)

CEO TSR Long-Term Outperformance Grant – Stockholder Value vs. CEO Value Scenario

LANDSTAR

Key Takeaways

Vast majority of incremental market cap value created goes to shareholders (99.6% in the scenario below).
The ultimate value of CEO's award depends on stock price growth.

Assuming 9% TSR CAGR Achieved and Vesting in Year 6				
Year	Incremental Market Cap Over Base Year ($M)	TSR Value to CEO ($M)	% Incremental Value to Shareholders	% Incremental Value to CEO
2024 (Grant Year)	$0	$0	--	--
2025 (Year 1)	$750	$0	100.0%	0.0%
2026 (Year 2)	$1,500	$0	100.0%	0.0%
2027 (Year 3)	$2,250	$0	100.0%	0.0%
2028 (Year 4)	$3,000	$0	100.0%	0.0%
2029 (Year 5)	$3,750	$0	100.0%	0.0%
2030 (Year 6)	**$4,570**	**$16.8**	**99.6%**	**0.4%**

Note: If the award vests prior to the tenth anniversary from the grant date, there would be no subsequent opportunities for additional vesting

Design Terms

- Grant value of $10M, converted to a number of units on the grant date
- Units vest only if stock price grows to at least $316.54 by year 6, creating $4.6B in value for shareholders
- Award is eligible to be earned once in 10 years, starting in year 6
- If the stock price goals are achieved, the award will vest, with the value of earned shares tied to the stock price at that time

6

CEO’s Outperformance TSR Award is Consistent with Ongoing Executive Pay Structure Key Takeaways Our ongoing executive pay program structure is sound, aligned to our Company’s strategic growth priorities and investor expectations, and features best-in-class compensation governance practices. Our incentive programs, which make up a majority of our Named Executive Officers’ (NEO) pay opportunities, have a clear performance linkage via rigorous operational, financial, and (solely in the case of the CEO) stock price metrics. ~70% of our CEO’s pay opportunity is performance-based. This is demonstrated by realizable pay for our NEOs significantly below target pay opportunities in recent years, where we have underperformed. CEO realizable pay during a challenging freight market cycle from 2023-2025 is ~40% below the pay opportunity.

CEO Realizable Pay Key Takeaways Recent CEO realizable pay is valued significantly below target pay opportunities due to (i) rigorous performance expectations and (ii) share price decline during a challenging freight market cycle. Our pay program is working as designed and is aligned with the shareholder experience. Annual Incentive Compensation Program Payouts (STI): 2023: 0% (financial only) 2024: 0% (financial only) 2025: 26.3% of threshold (financial payout 0%; strategic goals 26.3%) Regular Performance-Based RSU Award Payouts (LTI): 2023 PSUs: 0% (projected based on consensus estimates)* 2024 PSUs: 100% (projected at target) * 2025 PSUs: 100% (projected at target) * Regular TSR Long-Term Award Payouts (LTI): 2024 TSR Award: 0% (current value)* 2025 TSR Award: 0% (current value) * Note: Target LTI represents the grant date fair value of awards and realizable LTI has been revalued using a 12/26/2025 share price of $146.02 and actual or projected performance Incentive Plan Payouts for CEO: Realizable pay is tracking ~40% below target pay * Forward-looking statements for illustrative purposes only. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise this information.

We Request Your Support At The 2026 Annual Meeting 1 To elect the nine (9) director nominees named in our proxy statement to hold office until the 2027 annual meeting. 2 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026. 3 To support our advisory vote to approve executive compensation (i.e., “Say-on-Pay”).

Forward-Looking Statements Disclaimer The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements made in this slide presentation that are not based on historical facts are “forward-looking statements.” This presentation may make certain statements containing forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Such statements are by nature subject to uncertainties and risks, including but not limited to: the operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10-K for the 2025 fiscal year, described in the section Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. For More Information: The Proxy Statement for our 2026 Annual Meeting of Stockholders filed with the SEC on March 23, 2026 is available at https://www.sec.gov/Archives/edgar/data/853816/000119312526118697/d84490ddef14a.htm The CEO TSR Long-Term Outperformance Award issued to Mr. Lonegro is filed as Exhibit 10.11 to the Company Annual Report on Form 10-K for the 2023 fiscal year, available at https://www.sec.gov/Archives/edgar/data/853816/000119312524044902/d16653dex1011.htm Please Note: All stock price information provided on slides 3, 4, 5, and 6 in this presentation assumes a constant share count and no dividends.